Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet	Tim Grace
Senior Vice President - Finance	General Inquiries	Media Inquiries
Telephone: (248) 358-1171	(312) 640-6672	(312) 640-6667
E-mail: invrelations@npte.com
FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 16, 2005
NORTH POINTE ANNOUNCES CLOSING OF UNDERWRITERS’
OVER- ALLOTMENT OPTION
SOUTHFIELD, MI — November 16, 2005 — North Pointe Holdings Corporation (Nasdaq: NPTE), a property and casualty insurer that markets both specialty and commercial and personal insurance products, today announced that it has closed the sale of an additional 225,000 shares of common stock in connection with the partial exercise of the over-allotment option granted to the underwriters of North Pointe’s recent initial public offering.
In total, North Pointe has issued and sold a total of 4,225,000 shares in the offering. All of the shares were priced at $12 per share. There were no selling shareholders for the offering or the subsequent exercise of the over-allotment option. Net proceeds to North Pointe from the sale, including the over-allotment shares, totaled approximately $44.1 million. The shares have been listed on the Nasdaq National Market under the symbol “NPTE.”
SunTrust Robinson Humphrey acted as sole book-running manager, while William Blair & Company and Sandler O’Neill & Partners, L.P. acted as co-managers for the offering. On October 31, 2005, North Pointe entered into an amendment to the Underwriting Agreement, dated September 23, 2005, extending the period for exercising the underwriters’ option to purchase up to an additional 600,000 shares of common stock until November 7, 2005. On November 7, 2005, North Pointe entered into a further amendment to the Underwriting
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P.O. Box 2223, Southfield, MI 48037-2223 • 28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) 358-1171 • Fax (248) 357-3895

Agreement extending the period for exercising the underwriters’ option to purchase up to an additional 600,000 shares of common stock until November 14, 2005.
About the Company
North Pointe Holdings, founded in 1986, is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan. Commercial multi-peril insurance is offered to small businesses, such as artisans and contractors, in Florida. North Pointe’s personal lines include non-standard homeowners’ policies in Indiana and Illinois, and traditional homeowners policies in Florida.
Forward-Looking Statements
This release may contain statements that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.
For further information regarding risks and uncertainties associated with North Pointe’s business, please refer to the “Risk Factors” section of the prospectus constituting part of North Pointe’s Registration Statement on Form S-1 (Reg. No. 333-122220) and to North Pointe’s SEC filings, which are available on North Pointe’s website at http://www.npte.com.
All information in this release is as of November 16, 2005. North Pointe undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in North Pointe’s expectations.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com